Exhibit 1(m)

FUNDS FOR INSTITUTIONS SERIES

Certificate of Amendment of

Establishment and Designation of Series

The undersigned certify that they constitute a majority of the members of the Board of Trustees of Funds For Institutions Series, a Massachusetts business trust (the “Trust”), and that pursuant to and in accordance with a resolution adopted by the Board of Trustees at a meeting duly called and held on February 18, 2016, pursuant to Section 1.1 of the Declaration of Trust of the Trust, dated May 7, 1987, on file with the Commonwealth of Massachusetts, the Certificate of Amendment of Establishment and Designation for each of the Trust’s series named below, as filed with the Commonwealth of Massachusetts on the date set forth below (the “Designations”), are hereby amended to change the designation of each series in accordance with the following:

Current Series Designation	New Series Designation	Date of Filing of Certificate of Amendment of Establishment and Designation
BlackRock Government Institutional Fund	BlackRock Treasury Strategies Institutional Fund	December 30, 2015
BlackRock Select Government Institutional Fund	BlackRock Select Treasury Strategies Institutional Fund	December 30, 2015

The name changes shall become effective on May 2, 2016.

In all other respects, the Designations shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have signed this instrument in duplicate original counterparts and have cause a duplicate original to be lodged among the records of the Trust as of this 2nd day of May, 2016.

/s/ David O. Beim David O. Beim	/s/ John M. Perlowski John M. Perlowski

/s/ Susan J. Carter Susan J. Carter	Joseph P. Platt

/s/ Collette Chilton Collette Chilton	/s/ Robert C. Robb, Jr. Robert C. Robb, Jr.

/s/ Nail A. Cotty Neil A. Cotty	/s/ Mark Stalnecker Mark Stalnecker

/s/ Dr. Matina S. Horner Dr. Matina S. Horner	/s/ Kenneth L. Urish Kenneth L. Urish

/s/ Rodney D. Johnson Rodney D. Johnson	/s/ Claire A. Walton Claire A. Walton

/s/ Cynthia A. Montgomery Cynthia A. Montgomery	/s/ Frederick W. Winter Frederick W. Winter

/s/ Barbara G. Novick Barbara G. Novick

The Declaration of Trust establishing FUNDS FOR INSTITUTIONS SERIES, dated the 7th of May, 1987, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of FUNDS FOR INSTITUTIONS SERIES shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the “Trust Property” only shall be liable.

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